Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered on July 24, 2006, but to be effective in all respects as of July 12, 2006 (hereinafter the “Effective Date”), by and between Viseon, Inc., a corporation duly organized and existing pursuant to the laws of the state of Nevada (“the Company” or “Viseon”), and Brian Day, an individual resident of Sudbury, Massachusetts (hereinafter referred to as the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to have the benefit of the Executive's efforts and services; and

WHEREAS, the Company recognizes that circumstances may arise which may cause uncertainty of continued employment of the Executive without regard to the Executive's competence or past contributions;

WHEREAS, such uncertainties may result in the loss of valuable services of the Executive to the detriment of the Company and its shareholders;

WHEREAS, the Executive will be in a better position to consider the best interests of the Company if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which may result from situations now unknown, and

WHEREAS, the Executive and the Company desire to enter into this Agreement setting forth the terms and conditions of the Executive’s employment, as provided hereinbelow.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall have the same meaning as given to that term in Rule 12b-2 of Regulation 12B promulgated under the Exchange Act.

(b) “Base Salary” shall be an amount equal to the Executive's annualized compensation calculated pursuant to Section 6 herein for the initial Term of this Agreement.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of Dallas, Texas are authorized by law to be closed. Any reference to “days” (unless Business Days are specified) shall mean calendar days.

(e) “Cause,” with respect to Executive’s termination, shall mean any termination of Executive based upon one or more of the following:

(i) the Executive is convicted of a felony, or pleads “guilty” or “no contest” to, a felony; or

(ii) the Executive (A) fails or refuses to perform the Executive's duties, (B) materially breaches any of his obligations under this Agreement, or (C) violates the Company's established policies and procedures in a manner that materially damages the Company, its business reputation or prospects, including any breach of the Executive's fiduciary duties to the Company through usurping any Company opportunity or misappropriating any material Company asset, which in any of those cases described in (A), (B) or (C) he fails to cure or otherwise resolve to the satisfaction of the Board within thirty (30) days of the Executive receiving written notice identifying the failure, breach or violation that is approved in form and substance by no less than two-thirds of the Board, acting in good faith.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g) “Common Stock” shall mean shares of duly authorized, validly issued, fully paid and nonassessable common stock of the Company, par value $0.01 per share.

(h) “Company Stock Plan” shall mean the RSI SYSTEMS, INC. 1994 STOCK PLAN, as amended, or the Viseon Inc. 2005 Stock Plan, as amended, including all future amendments or any other employee stock option or benefit plan of the Company established hereafter for the purpose of enabling executives, key employees and non-employee directors of the Company or its Subsidiaries to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company through the granting of stock options, phantom stock rights, SARs, or other forms of equity incentives pursuant to the terms of any such benefit plan.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Notice of Termination” shall mean a written document notifying the Executive that his employment with the Company has been immediately terminated for Cause, which shall (a) describe the facts and circumstances providing a basis for termination, including the termination provision(s) of this Agreement relied upon; (b) have been approved by a resolution duly adopted by a majority of the directors then serving on the Board; and (c) be delivered to the Executive by any means in accordance with the provisions of Section 18 of this Agreement.

(k) “Person” shall mean any individual, partnership, joint venture, association, trust, corporation or other entity, other than an employee benefit plan of the Company or an entity organized, appointed or established pursuant to the terms of any such benefit plan.

(l) “Termination Payment” shall mean the compensation due and payable by the Company to the Executive on the Termination Date, in the event that this Agreement is terminated prior to the end of the Term, in such amount as determined by the basis for such termination in accordance with Sections 7, 8 or 9 below.

2. EMPLOYMENT.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

3. TERM. The employment of Executive shall be for a period (the “Term”), which shall begin on the date of this Agreement and continue until date of the earliest to occur of the following events (such date being the “Termination Date”):

(a) the date on which the Company terminates it for Cause, or for any other reason, or no reason at all, upon written notice to Executive;

(b) the date on which Executive terminates it for Good Reason (as defined below) or for any other reason, or no reason at all, which date shall be as set forth in Executive’s written notice to the Company (i) specifying the grounds constituting Good Reason, if applicable, or (ii) otherwise tendering notice of his resignation and the termination of this Agreement; provided, that Executive may not terminate for Good Reason unless the Company fails to cure such grounds to the reasonable satisfaction of Executive within ten (10) days after delivery of such notice;

(c) the date of the death or Total Disability (as defined below) of Executive.

For purposes of this Agreement, (i) termination by Executive for "Good Reason" shall mean termination of Executive’s employment at his initiative following the occurrence of any one or more of the following: (A) any decrease in Executive's then current Base Salary; (B) a material diminution in Executive’s authority, functions, duties or responsibilities, or (C) any material breach of this Agreement by the Company after written notice from Executive; provided, that the Company fails to cure such breach to the reasonable satisfaction of Executive within ten (10) days thereafter; and (ii) "Total Disability" shall mean any time Executive is unable to reasonably perform his duties to the Company due to injury, illness or disability (physical or mental) for a period of two consecutive months, as determined in good faith by the Board.

4. POSITIONS AND DUTIES. The Executive shall hold the position of Chief Financial Officer and Chief Operating Officer of the Company and shall perform such duties that are customary for a person employed in such position at a similar corporation and shall have such duties, responsibilities and authority as may from time to time be assigned to the Executive by the Board. In this regard, the Executive shall devote his full working time and efforts to the business and affairs of the Company. The Executive may also serve as a director or officer or both of such not-for-profit corporations as he may desire, join and participate in such committees for community or national affairs as he may select and join and serve on business corporation boards of directors, so long as such activities do not significantly interfere with the performance of Executive’s duties hereunder.

5. PLACE OF PERFORMANCE. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company in Irving, Texas or at any other location within the greater Dallas area of the State of Texas, or Largo, Florida or at any other location within the greater Tampa area of the State of Florida upon relocation of the Company’s principal executive offices, except for where travel is required to conduct Company business. In addition, Executive may work any place as agreed upon in the manner contemplated in Section 6(g) of this Agreement.

6. COMPENSATION AND RELATED MATTERS.

(a)  Commencing on the Effective Date and throughout the Term of employment, the Company shall pay to the Executive an annualized Base Salary at a rate of Two Hundred Ten Thousand Dollars ($210,000) per year in twenty-four equal installments at the rate of twice per month, or in such other convenient periodic payments as the Company and the Executive may mutually agree. Compensation shall be reviewed on an annual basis and shall be subject to a minimum increase in a percentage not less than that of the annual increase in the cost of living.

(b)  The Company has previously granted to Executive under the Company Stock Plan incentive stock options entitling the Executive to purchase from the Company FOUR HUNDRED FIFTY THOUSAND (450,000) shares of Common Stock, at an initial exercise price of thirty two cents ($.32) per share, in accordance with Option Agreement attached as Exhibit B hereto (the “Option Agreement”). Such options shall be subject to the vesting schedule and other terms set forth in the Option Agreement.

(c)  In addition to Executive’s Base Salary, Executive shall be entitled to participate in any bonus and other benefit plans that the Company provides or may establish for the benefit of its senior executives, including, without limitation, the Management Incentive Plan the terms of which will be determined by the Company, with the approval of the Executive, within 90 days of the Effective Date. The Management Incentive Plan will provide for an annualized target bonus for the Executive of not less than Fifty Thousand Dollars ($50,000) payable semiannually for each year of Executive’s employment with the Company if the goals and objectives agreed between the Company and the Executive in connection with the finalization of the Management Incentive Plan are met or exceeded.

(d)  During the Term, the Company shall provide Executive with the same insurance and other benefits that the Company makes available to its other employees in accordance with the policies and procedures presently established by the Company or as may be changed from time to time.

(e)  During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all business travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures presently established by the Company or as may be changed from time to time.

(f)  The Executive shall be entitled to fifteen (15) vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan or policy. The Executive shall also be entitled to all paid holidays provided by the Company to its executives. The Executive shall also be entitled to all other benefits provided by the Company to its executive employees.

(g)  If the Company relocates the principal executive offices of the Company to any location outside of the greater Dallas area of the State of Texas or the greater Tampa area of the State of Florida and the Executive agrees to relocate, the Company will pay the reasonable expenses incurred by the Executive in relocation. Relocation expenses to be paid by the Company shall include: (i) temporary living costs for up to six (6) months; (ii) all fees and expenses associated with the purchase of a residence in excess of the actual purchase price, such as, real estate agency commissions or fees, appraisal fees, credit reports, survey fees, inspection fees, recording fees for mortgage or deed, title insurance or guarantee premiums, and tax title search and attorney fees; (iii) all costs and expenses to transport the household goods and other possessions of the Executive including, but not limited to, packing (including disconnection of appliances), unpacking (including connection of appliances); and (iv) storage for up to six (6) months and the transportation of the Executive 's automobile.

7. VOLUNTARY TERMINATION BY EXECUTIVE; TERMINATION FOR CAUSE. The Executive shall have the right to voluntarily terminate this Agreement at any time upon no less than thirty (30) days prior written notice to the Company delivered in accordance with the provisions of Section 18. If this Agreement is terminated prior to the end of the Term by the voluntary resignation of the Executive or by the Company for Cause (following Executive’s failure to cure the applicable deficiency within the applicable time periods set forth in this Agreement), then the Executive shall be entitled to a Termination Payment equal to the aggregate amount of the following:

(a)  his then current Base Salary earned under Section 6(a) of this Agreement, computed pro rata up to and including the Termination Date;

(b)  a payment equal to all accrued but unused vacation, sick leave, and personal business days paid at a per diem rate equivalent to the Executive's then current Base Salary;

(c)  reimbursement of any and all reasonable and necessary business expenses incurred through the Termination Date;

(d)  all options granted to the Executive as provided for in Section 6(b) of this Agreement to which the Executive is entitled under the Company Stock Plan that have fully vested up to and including the Termination Date;

(e)  any bonuses earned through the Termination Date, paid in accordance with the terms of the bonus plan pursuant to which any bonus may have been earned, except that the Executive's share of any cash bonus pool shall be computed pro rata based on the actual number of days during the year the Executive was employed by the Company; provided, however, nothing herein shall be construed to require the Company to calculate or pay any bonus prior to the regularly scheduled time for making such calculation or payment;

(f)  all amounts fully vested prior to the Termination Date to which the Executive is entitled under any Company profit sharing plan, provided however, that nothing herein shall be construed to require the Company to calculate or pay any amount prior to the regularly scheduled time for making such calculation or payment; and

(g)  any and all other cash benefits previously earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plans then in effect.

8. TERMINATION BY REASON OF DEATH OR DISABILITY. In the event of the termination of this Agreement prior to the end of the Term resulting from the death or Total Disability, the Executive shall be entitled to a Termination Payment equal to (a) the same amount he would have received upon a termination under Section 7 having the same Termination Date, plus (b) an amount equal to the Base Salary he would have earned during the six (6) month period following the Termination Date. In addition, all vested options granted to the Executive under the Company Stock Plan shall immediately and fully vest on the Termination Date.

9. TERMINATION WITHOUT CAUSE OR ON OTHER GROUNDS. If this Agreement is terminated (a) by the Company prior to the end of the Term for any reason other than Cause, Disability, voluntary resignation or death or disability of Executive, or (b) by the Executive for Good Reason, then the Executive shall be entitled to, as the Executive's sole remedy:

(a)  severance pay for a period beginning on the Termination Date and ending twelve months from such date in an amount equal to Executive’s then current monthly Base Salary (as determined by Section 6(a) of this Agreement) to be paid on the Company’s normal payroll cycle during the Severance Period;

(b)  all options granted to the Executive under the Company Stock Option Plan shall immediately and fully vest on the Termination Date;

(c)  a payment equal to all unused vacation, sick leave, and personal business days which the Executive would be entitled to for the remainder of the Term computed on a per diem rate equivalent to the Executive's then current Base Salary;

(d)  reimbursement of any and all reasonable and necessary business expenses incurred through the Termination Date;

(e)  all bonuses earned through the Termination Date, paid in accordance with the terms of the bonus plan pursuant to which any bonus may have been earned, except that the Executive's share of any cash bonus pool shall be computed pro rata based on the number of days lapsed from the first date that the Executive was entitled to participate in any such bonus plan through the Termination Date; provided, however, nothing herein shall be construed to require the Company to calculate or pay any bonus prior to the regularly scheduled time for making such calculation or payment;

(f)  all amounts to which the Executive is entitled under any Company profit sharing plan computed pro rata based on the number of days lapsed from the first date that the Executive was entitled to participate in any such profit sharing plan through the Termination Date, provided however, that nothing herein shall be construed to require the Company to calculate or pay any amount prior to the regularly scheduled time for making such calculation or payment;

(g)  any and all other cash benefits previously earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plans then in effect; and

(h)  monthly payments, for a period of thirteen months following the Termination Date, equal to the monthly premium required by the Executive to maintain his health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") the Company's group health insurance plan. If the Company is not required to provide health benefits pursuant to COBRA, the Company shall provide such monthly payments as if it was required to provide such health benefits under COBRA.

Notwithstanding the foregoing, the payments and benefits set forth in this Section 9 shall not be applicable unless Executive first (i) has executed a general release of all claims (in a form prescribed by the Company), (ii) has returned all property of the Company in Executive’s possession and (iii) if requested by the Board, has resigned as a member of the Board and as a member of all boards of directors of all subsidiaries of the Company, to the extent applicable.

10. NONDISCLOSURE OF PROPRIETARY INFORMATION. In consideration of his employment and in part relying on the mutual covenants and agreements set forth herein, Executive shall execute and deliver that certain Employee Innovations and Proprietary Rights Assignment Agreement, in the form of Exhibit A hereto.

11. ATTORNEY’S FEES. In the event that either party hereunder institutes any legal proceedings in connection with its rights or obligations under this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party, all costs incurred in connection with such proceeding, including reasonable attorneys' fees, together with interest thereon from the date of demand at the rate of twelve percent (12%) per annum.

12. SUCCESSORS. This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. In the event of the Executive's death, all amounts payable to the Executive under this Agreement shall be paid to the Executive's surviving spouse or the Executive's estate if the Executive dies without a surviving spouse. This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of the business and assets of the Company shall be transferred whether by merger, consolidation, transfer or sale.

13. SEVERABILITY. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

14. AMENDMENT OR TERMINATION. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

15. SURVIVAL OF CERTAIN TERMS. The provisions of paragraphs 10 and 11 shall survive termination of this Agreement.

16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and no other agreement, statement or promise not contained in this Agreement shall be valid or binding. The parties hereto have had an opportunity to consult with their respective attorneys concerning the meaning and the import of this Agreement and each has read this Agreement, as signified by his/their signatures below, and are executing the same for the purposes and consideration herein expressed.

17. GOVERNING LAW. This Agreement and the Executive's and Company's respective rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such State without giving effect to the provisions, principles, or policies thereof relating to choice or conflict laws, except to the extent that Federal law may apply.

18. NOTICE. Any notice or other communication required or permitted hereunder shall be deemed given if in writing and delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by overnight air courier or facsimile transmission or, if mailed, two days after the date of deposit in the United States mail, as follows:

if to the Executive:

Brian Day
4 Atkinson Lane
Sudbury, MA 01776

If to Viseon:

Viseon, Inc.
Attention: Chief Executive Officer
17103 Preston Rd. Suite 150N
Dallas, TX 75248
Facsimile: 972-735-9698

Any party may be given notice in accordance with this Section by any other party at another address or person for receipt of notices, if such party so designates such other person or address in writing in accordance with this Section. All such notices and communications (and deliveries) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is acknowledged, if transmitted electronically or by facsimile; on the next Business Day, if timely delivered to a courier guaranteeing overnight delivery; and five days after being deposited in the mail, if sent first class or certified mail, return receipt requested, postage prepaid.

19. BINDING EFFECT: NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement and any rights hereunder are not assignable except by operation of law or by the Company to any of its subsidiaries or Affiliates. Any other purported assignment shall be null and void.

20. VARIATIONS IN PRONOUNS. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender and vice versa, all singular words shall include the plural, and all plural words shall include the singular. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

21. REPRESENTATION BY COUNSEL. Each party acknowledges that it has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, that any such respective attorneys were of its own choosing, that each authorized representative has read this Agreement and that he understands its meaning and legal consequences to each party. If any or all Parties have chosen not to seek alternative counsel, said party or parties hereby acknowledge that he or they refrained from seeking alternative counsel entirely of his or their own volition and with full knowledge of the consequences of such a decision.

22. PRESUMPTION AGAINST SCRIVENER. Each party waives the presumption that this Agreement is presumed to be in favor of the party which did not prepare it, in case of a dispute as to interpretation.

23. CAPACITY. Each party represents and warrants that he has the authority to enter into this Agreement either on his own behalf or in an official capacity on behalf of a corporate party.

24. OTHER INSTRUMENTS. The Parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the business obligations and duties created by this Agreement.

25. NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

26. HEADINGS. The headings used in this Agreement are for administrative purposes only and do not constitute substantive matter to be considered in construing the terms and shall not affect the interpretation of this Agreement.

27. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement, to be effective in all respects as of the date and year first above written.

VISEON, INC.

/s/ Sean E. Belanger
By: Sean E. Belanger
Its: Chief Executive Officer

EXECUTIVE

/s/ Brian R. Day
Brian R. Day